                                                               Exhibit 99.(m)(1)

                                FFTW FUNDS, INC.

                            SHAREHOLDER SERVICES PLAN
                                       FOR
                              INVESTOR CLASS SHARES
                                       AND
                              ADVISOR CLASS SHARES

     This plan constitutes the Shareholder Services Plan (the "Plan") of FFTW
Funds, Inc., a Maryland Corporation (the "Fund"). The Plan relates solely to
Investor Class and Advisor Class units of beneficial interest of the series of the Fund (the "Portfolios") identified on Schedule A hereto as may be amended from time to time.

     WHEREAS, it is desirable to enable the Fund to have flexibility in meeting the investment and shareholder servicing needs of its investors; and

     WHEREAS, the Fund desires to adopt a Shareholder Services Plan with respect to each Portfolio offering Investor Class and Advisor Class shares; and

     WHEREAS, the Fund intends to enter into Plan agreements ("Shareholder
Services Agreements") with certain financial institutions, broker-dealers, and other financial intermediaries ("Service Organizations") pursuant to which the
Service Organizations will perform certain services for the beneficial owners of the Portfolios' Investor Class and Advisor Class shares;

     NOW THEREFORE, the Fund hereby adopts this Plan with respect to each
Portfolios' Investor and Advisor Class shares:

     1. Any officer of the Fund is authorized to execute and deliver, in the name and on behalf of the Fund, written Shareholder Services Agreements, a form of which shall be approved by the Board of Directors, with Service Organizations which are shareholders of record or which have a servicing relationship with the beneficial owners of Investor Class or Advisor Class shares of the Portfolios.
Such Shareholder Services Agreements shall require Service Organizations to provide administrative support services to their customers who own Investor and
Advisor Class shares as set forth therein and as described in the Fund's applicable prospectus. In consideration for such administrative services, the
Service Organizations will receive a fee, computed daily and paid monthly in the manner set forth in the respective Shareholder Services Agreements, at an annual rate not to exceed .25% of the average daily net assets of Investor Class or
Advisor Class shares owned by their respective customers. All expenses incurred by a Portfolio in respect of this Plan shall be borne by the holders of the applicable class of shares.

     2. The Plan will be effective with regard to the Investor Class and Advisor
Class shares of a Portfolio only after approval by a vote of a majority of the
Board of Directors of the Fund, including a majority of directors who are not
"interested persons" of the Fund (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of

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the Plan or in any agreements related to the Plan (the "Disinterested
Directors"), cast in person at a meeting called for the purpose of voting on the
Plan.

     3. The Plan shall continue in effect with respect to the Investor Class and/or Advisor Class shares of a Portfolio for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval in the immediately preceding paragraph.

     4. The Plan may be terminated with respect to the Investor Class or Advisor
Class shares of a Portfolio at any time by vote of a majority of the
Disinterested Directors.

     5. The Plan may be amended at any time by the Board of Directors with respect to any Portfolio, provided that all material amendments to the Plan shall be approved by the Fund's Directors in the manner provided herein with respect to the initial approval of the Plan.

     6. While this Plan is in effect, the selection and nomination of directors who are not interested persons of the Fund shall be committed to the discretion of such Disinterested Directors.

     7. While this Plan is in effect, the Board of Directors shall be provided with and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which the expenditures were made.

     IN WITNESS WHEREOF, the Fund has executed this Shareholder Services Plan on the day and year set forth below.

     Dated as of ___________, 2005.

                                       FFTW FUNDS, INC.

                                       By:
                                          --------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------

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                                   SCHEDULE A
                                     TO THE
                            SHAREHOLDER SERVICES PLAN
                            FOR INVESTOR CLASS SHARES
                                       AND
                              ADVISOR CLASS SHARES

Name of Portfolio
-----------------

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